Exhibit 99.4

BUSINESS

Our Company

We are a clinical-stage biopharmaceutical company developing a novel disease modifying therapeutic to address the significant unmet medical need associated with pulmonary disorders with few, if any, treatment options available. On May 18, 2026, we completed the acquisition of Orphai Therapeutics, a clinical-stage biopharmaceutical company developing therapies to treat serious, underserved pulmonary disorders. The acquisition brought into our pipeline Orphai’s lead asset, LAM-001, a proprietary investigational inhaled dry powder formulation of rapamycin whose differentiated characteristics may permit treatment of conditions associated with dysfunctional mammalian target of rapamycin (“mTOR”) activity that cannot be adequately treated using a systemically delivered formulation, including oral solution or tablets. In connection with the acquisition, we received $115 million in upfront gross proceeds, with the potential to receive up to an additional approximately $72 million in gross proceeds upon the exercise of certain warrants (with an additional up to $11 million in gross proceeds available upon the exercise of warrants issued to former Orphai stockholders), in a private placement transaction from a broad syndicate of investors including Balyasny Asset Management, Affinity Asset Advisors, LLC, Coastlands Capital, Columbia Threadneedle Investments, Cormorant Asset Management, Eventide Asset Management, Foresite Capital, Janus Henderson Investors, LifeSci Venture Partners, Logos Capital, Perceptive Advisors, SilverArc Capital and Woodline Partners LP.

Following the acquisition, our lead product candidate is LAM-001. We are currently evaluating the use of LAM-001 as a treatment for patients with pulmonary hypertension associated with interstitial lung disease (“PH-ILD”) and for patients with bronchiolitis obliterans syndrome post lung transplant (“BOS”), both severe, progressive and often life-threatening indications with few therapeutic alternatives of significant clinical benefit. In our recently completed Phase 2a trial, which enrolled patients with pulmonary arterial hypertension (“PAH”) as well as patients with PH-ILD, LAM-001 achieved consistent, clinically relevant improvement across multiple established endpoints, including pulmonary vascular resistance (“PVR”), six-minute walking distance (“6MWD”) and functional class rankings. A Phase 2b trial of LAM-001 is ongoing, evaluating 75-patients with PH-ILD, with data expected in the first quarter of 2028. A fully enrolled Phase 2 trial of LAM-001 in BOS is currently ongoing, with results anticipated in the first quarter of 2027. In addition, we expect to initiate a Phase 2 trial to evaluate the use of LAM-001 as a treatment for sarcoidosis-associated pulmonary hypertension (“SAPH”) in late 2026, with data expected in the fourth quarter of 2028.

Prior to the acquisition, Orphai was led by Brigette Roberts, M.D., who joined Orphai in 2021 and has played an instrumental role in the development of LAM-001 and continues to lead our company as our Chief Corporate Affairs Officer and member of our board of directors. Previously, Dr. Roberts spent approximately 15 years as a healthcare investor and portfolio manager, including at Third Point LLC, a New York based hedge fund. As part of the acquisition, Orphai’s former Chief Operating Officer, Keith Fandrick, Ph.D., MBA, RAC, joined our company to oversee our operations, manufacturing and regulatory strategy as our Head of Technical Operations. Before joining us, Dr. Fandrick was a group leader in the chemical development group of Boehringer Ingelheim and former SAB member for Drug Farm.

Rapamycin, sold under the brand name Rapamune®, was first approved in 1999 by the United States Food and Drug Administration (“FDA”) to prevent organ rejection in patients receiving a kidney transplant. Rapamycin inhibits the highly conserved mTOR signaling pathway, which plays a central role in the regulation of cell growth, proliferation and survival. Rapamycin was first approved as an oral liquid solution and in tablet form. It has also been approved as an intravenous injection and in a topical formulation. Rapamycin has not been approved as an inhaled formulation.

Orally administered rapamycin received FDA approval in 2015 to treat lymphangioleiomyomatosis (“LAM”), a rare lung disease caused by the proliferation of abnormal smooth muscle-like cells, which results in cystic lung destruction and pronounced airflow obstruction. A key driver of LAM is dysfunctional mTOR activation. Systemic exposure to rapamycin, however, is burdened with adverse side effects, including opportunistic infections, urinary tract infection, upper respiratory tract infection, nasopharyngitis, pneumonia, pneumocystis carinii pneumonia, pyelonephritis, sepsis, herpes simplex infection, herpes zoster, BK virus-associated nephropathy, progressive multifocal leukoencephalopathy (PML), latent viral infection reactivation, tuberculosis, basal cell carcinoma, squamous cell carcinoma, melanoma, lymphoma, neuroendocrine carcinoma of the skin (Merkel cell carcinoma); hypersensitivity reactions: anaphylactic/anaphylactoid reactions, hypersensitivity vasculitis; hypertension; peripheral edema; angioedema edema; fluid accumulation; ascites; pericardial effusion; tachycardia; venous thromboembolism (including pulmonary embolism, deep venous thrombosis); hemolytic uremic syndrome / thrombotic thrombocytopenic purpura / thrombotic microangiopathy HUS/TTP/TMA; interstitial lung disease (including pneumonitis, bronchiolitis obliterans organizing pneumonia [BOOP], and pulmonary fibrosis); non-infectious pneumonitis; bronchial anastomotic dehiscence; increased creatinine; decline in renal function; proteinuria; nephrotic syndrome; focal segmental glomerulosclerosis; hypercholesterolemia: hypertriglyceridemia, hyperlipidemia; diabetes mellitus; increased AST/SGOT; increased ALT/SGPT; hyperglycemia; hypokalemia; anemia; leukopenia; neutropenia; thrombocytopenia; pancytopenia; arthralgia; myalgia; bone necrosis; hepatotoxicity (including fatal hepatic necrosis); hepatic artery thrombosis; lymphocele; lymphedema; posterior reversible encephalopathy syndrome; ovarian cysts; menstrual disorders (including amenorrhea, menorrhagia); azoospermia; increased lactate dehydrogenase (LDH); headache; dizziness; fever; pain; abdominal pain; constipation; diarrhea; nausea; stomatitis; acne; rash; exfoliative dermatitis; abnormal/impaired wound healing. Clinical use of oral rapamycin has been further complicated by poor aqueous solubility, first-pass metabolism in the liver, and low bioavailability. As such, the concentration of drug in the blood stream varies significantly, requiring frequent plasma monitoring and dose adjustments.

Our Pipeline

LAM-001, our lead product candidate for the treatment of serious, underserved pulmonary diseases, is a proprietary inhaled dry powder formulation of rapamycin. We believe the use of an inhaled formulation may provide numerous clinical advantages and may allow us to circumvent many of the issues associated with rapamycin’s systemic delivery. Targeted delivery of rapamycin directly to the lungs is designed to enable higher localized drug exposure while minimizing the drug’s systemic burden, potentially enhancing its tolerability. We believe the once-daily, fixed dosed administration of LAM-001 has the potential to bolster convenience and ease-of-use for improved patient compliance.

Our lead indication for LAM-001 is PH-ILD, a disorder that collectively affects an estimated 200,000 patients in the US and Europe. Pulmonary arterial smooth muscle cell proliferation and endothelial cell dysfunction, which result in a thickening and narrowing of the pulmonary vasculature, is a primary characteristic of PH. When PH occurs in the setting of underlying ILD, it is associated with accelerated morbidity and mortality. PH-ILD has a five-year survival rate of 23%, which is worse than patients diagnosed with either PH (five-year survival rate of 54%) or ILD (five-year survival rate of 54%) alone. Patients diagnosed with PH and idiopathic pulmonary fibrosis, a particularly aggressive form of PH-ILD, have an estimated mean survival rate of just 2 years. Other than lung transplantation, there is no known cure for PH-ILD. The only therapeutic currently approved by the FDA to treat PH-ILD is inhaled treprostinil, a pulmonary vasodilator that requires three to five administrations daily. In a post-hoc analysis of the INCREASE trial and its open-label extension in PH-ILD patients, inhaled treprostinil was found to have a 38% and 74% reduction in risk of mortality compared to placebo, under two different models of survival –the inverse probability of censoring weighting model and the rank-preserving structural failure time model – respectively. However, even with treprostinil treatment, PH-ILD is characterized by continued disease progression and death, with a mean time to death in the same post hoc analysis of the INCREASE trial of 58.5 weeks for treprostinil treated patients (vs 43.5 weeks for placebo treated patients).

We initiated a multicenter, single-arm, open label exploratory Phase 2a clinical trial of LAM-001 as an add-on therapy in ten adult patients diagnosed with either PAH or PH-ILD. Patients in the trial were administered 100 µg of LAM-001 through a dry powder inhaler (“DPI”) once daily for 24 weeks. In the trial, LAM-001 achieved consistent, clinically relevant improvements across multiple endpoints, including notable reduction in mean pulmonary vascular resistance (PVR) and increase in six-minute walk distance (6MWD). Further evidence of the potential clinical benefit provided by LAM-001 was documented by functional class improvement observed during the trial period, with all six trial participants who completed the trial exhibiting functional class improvement from Class III to Class II. LAM-001 was generally well tolerated with no dose interruptions due to adverse events, no drug related serious adverse events, and no trial discontinuations for reasons related to the drug candidate. Following the positive results from the Phase 2a clinical trial, we initiated a 75 patient Phase 2b trial for the evaluation of LAM-001 as a novel, disease-modifying treatment for adults with PH-ILD.

LAM-001 is also being evaluated in an ongoing investigator sponsored 19-patient, 48-week, double-blind, placebo-controlled Phase 2 trial as a treatment for BOS. BOS is an irreversible lung disease characterized by the scarring and narrowing of the bronchioles, leading to lung function deterioration and graft failure. T-cell proliferation and the related inflammatory sequelae are believed to be significant drivers of the disease. BOS is the leading cause of death in lung transplant patients, and nearly all lung transplant patients will get BOS, with only 11% of lung transplant patients alive and free from BOS ten years after lung transplant. Disease progression is rapid with a median survival of 2.5 years post the onset of BOS in lung transplant recipients. Other than a replacement transplant, there is no cure, and no therapeutic agent has received approval by the FDA for the treatment of BOS. The estimated BOS patient population in the US and Europe combined will be approximately 30,000 by 2032.

Standard treatment for BOS consists of long-term off-label immunosuppressive regimens that combine a calcineurin inhibitor, a cell cycle inhibitor and corticosteroids. Patients may also be administered fluticasone, oral montelukast and azithromycin (FAM) triple therapy. An alternate therapeutic combination replaces the cell cycle inhibitor with an oral mTOR inhibitor or adds an oral mTOR inhibitor to the regimen.

In the context of BOS, we believe mTOR inhibition with rapamycin may provide multifaceted benefit by suppressing not only adaptive immune responses but also fibroproliferative processes characteristic of obliterative bronchiolitis. Specifically, rapamycin inhibits effector T-cell differentiation and proliferation while promoting regulatory T cells (Tregs), reduces B-cell activation and antibody production (potentially mitigating antibody-mediated components of chronic rejection), and limits fibroblast proliferation, myofibroblast differentiation, and extracellular matrix deposition in the airways. It may also attenuate vascular smooth muscle cell hyperplasia, angiogenesis, and epithelial-mesenchymal transition that contribute to airway obliteration and remodeling. These effects collectively target the chronic alloimmune inflammation and dysregulated repair mechanisms driving progressive FEV1 decline in BOS.

Oral rapamycin has been shown in small studies to have a beneficial impact on both the treatment of progressive BOS, showing stabilization of lung function. However, tolerability remains challenging given the numerous adverse events (“AEs”) associated with orally delivered rapamycin, including increased susceptibility to infection, lymphoma and malignancy: Opportunistic infections, Urinary tract infection, Upper respiratory tract infection, Nasopharyngitis, Pneumonia, Pneumocystis carinii pneumonia, Pyelonephritis, Sepsis, Herpes simplex infection, Herpes zoster BK virus-associated nephropathy, Progressive multifocal leukoencephalopathy (PML), Latent viral infection reactivation, Basal cell carcinoma, Squamous cell carcinoma, Melanoma, Lymphoma; Hypersensitivity reactions: Anaphylactic/anaphylactoid reactions, Hypersensitivity vasculitis; Hypertension; Peripheral edema; Angioedema Edema; Fluid accumulation; Ascites; Pericardial effusion; Tachycardia; Venous thromboembolism (including pulmonary embolism, deep venous thrombosis); Hemolytic uremic syndrome / Thrombotic thrombocytopenic purpura / Thrombotic microangiopathy HUS/TTP/TMA; Interstitial lung disease (ILD); Non-infectious pneumonitis; Bronchial anastomotic dehiscence; Increased creatinine; Decline in renal function; Proteinuria; Hypercholesterolemia: Hypertriglyceridemia, Hyperlipidemia; Diabetes mellitus; Hypokalemia; Anemia; Leukopenia; Neutropenia; Thrombocytopenia; Pancytopenia; Arthralgia; Myalgia; Bone necrosis; Hepatotoxicity (including fatal hepatic necrosis); Hepatic artery thrombosis; Lymphocele; Lymphedema; Ovarian cysts; Menstrual disorders (including amenorrhea, menorrhagia); Increased lactate dehydrogenase (LDH); Headache; Dizziness; Fever; Pain; Abdominal pain; Constipation; Diarrhea; Nausea; Stomatitis; Acne; Rash; Exfoliative dermatitis; Abnormal/impaired wound healing.

In a single-center study conducted by Dr. Stuckey at the University of Michigan in 49 patients administered oral rapamycin post lung transplant, 55% discontinued therapy due to adverse events including fatigue, edema, pneumonitis, and renal dysfunction. In addition, because of its low and variable oral bioavailability, rapamycin requires frequent plasma monitoring and dose adjustments to achieve target concentrations. We believe that the minimization of systemic toxicities through the use of an inhaled formulation of rapamycin may address tolerability issues while also enabling targeted drug delivery with higher local exposure. Additionally, we believe the once-daily, fixed dosed administration of LAM-001 has the potential to bolster convenience and ease-of-use for improved patient compliance. The Phase 2 BOS trial is fully enrolled with preliminary data expected to be available in the first quarter of 2027. LAM-001 has been granted Orphan Drug Designation in the United States and in the European Union for the treatment of BOS.

We are also planning to study LAM-001 for the treatment of SAPH. Sarcoidosis is a systemic inflammatory condition characterized by the formation of granulomas. While sarcoidosis can affect various organs and tissues, the lungs and pulmonary function are impacted in 90% of cases. The origin of sarcoidosis remains unknown.

SAPH, categorized within Group 5 PH, is an uncommon complication that affects an estimated 15% of patients with pulmonary sarcoidosis, and is associated with increased morbidity and mortality. With a five-year survival rate of 55%, SAPH has an 8 to 10 times higher mortality rate than pulmonary sarcoidosis alone. The incidence of SAPH in patients with pulmonary sarcoidosis is estimated to be between 6% and 28%, with the prevalence in pulmonary sarcoidosis patients awaiting lung transplants as high as 74%. There are collectively an estimated 60,000 patients with SAPH in the US and Europe.

There are no FDA-approved therapies for SAPH. Therapeutics used to treat pulmonary arterial hypertension (PAH), including sildenafil, prostacyclins and endothelin receptor antagonists (ERA), are commonly used off label but with limited benefit. Approximately 22% of SAPH patients receive no PH specific therapy.

We believe scientific and clinical observations involving sarcoidosis provide compelling support for the potential therapeutic utility of DPI rapamycin to treat SAPH. mTOR activation is commonly seen in granulomas of patients across different tissues and has been shown to induce sarcoidosis-like granulomas in a mouse model. In addition, the one participant with pulmonary sarcoidosis included in our Phase 2a clinical trial demonstrated significant improvement after administration of LAM-001, including a 162 meter improvement in the 6MWD score at the Week 24 trial completion, a 41% and 66% improvement in the PVR resting and peak exercise tests, respectively, and a 7% improvement in VO2 Max. As such, we expect to initiate a Phase 2 trial specifically to assess its use as a treatment for SAPH in late 2026.

Our Strategy

We intend to establish ourselves as a leading company developing treatments for serious, underserved pulmonary diseases. To accomplish this objective, we intend to:

*	Advance the clinical development of LAM-001 as a therapeutic for patients with PH-ILD.

A 75-patient Phase 2b trial in patients with PH-ILD is ongoing, with data expected in the first quarter of 2028.

*	Continue the ongoing clinical development of LAM-001 as a treatment for BOS.

The use of LAM-001 as a treatment for patients with BOS is currently being evaluated in an ongoing, 48-week investigator sponsored Phase 2 trial. Full enrollment was achieved in this trial in January 2026 and preliminary results are expected to be available in the first quarter of 2027.

*	Advance the clinical development of LAM-001 as a therapeutic for patients with SAPH.

We expect to initiate a Phase 2 trial to evaluate the use of LAM-001 as a treatment for SAPH in late 2026, with data expected in the fourth quarter of 2028.

*	Utilize the 505(b)(2) regulatory pathway to potentially expedite LAM-001 clinical development.

We intend to pursue LAM-001 clinical development under the 505(b)(2) regulatory pathway, which may provide a streamlined, capital efficient pathway when compared to traditional drug development because it allows us to leverage the FDA’s prior conclusions of safety and effectiveness for rapamycin. There can be no guarantee that we will be able to utilize such a regulatory pathway or that it would lead to a faster development, regulatory review or approval process or increase the likelihood of marketing approval.

*	Pursue additional disease indications where LAM-001 may offer therapeutic advantages.

The mTOR signaling pathway plays a critical role in the regulation of cell growth, proliferation and survival, and its dysfunctional activity is involved in a host of disease indications. Yet, the clinical use of oral rapamycin has been complicated by poor aqueous solubility, first-pass metabolism in the liver, low bioavailability, and numerous safety risks. LAM-001 has been formulated specifically to address the issues associated with oral rapamycin in pulmonary disorders where errant mTOR activity has been implicated. In addition to PH-ILD, BOS and SAPH, we continue to evaluate LAM-001 in other indications for potential future development.

Rapamycin and the mTOR signaling pathway

Rapamycin, also referred to as sirolimus and sold under the brand name Rapamune®, is a macrolide lactam that has broad immunosuppressant and antiproliferative properties related to its ability to inhibit the highly conserved serine-threonine protein kinase mTOR signaling pathway, which plays a central role in the regulation of cell growth, proliferation and survival. Fundamental to its mechanism of action is its targeting of cytosolic-FK binding protein 12 (“FKBP12”) to generate an FKBP12-rapamycin complex that binds directly to the FKBP12-rapamycin binding domain of mTOR, blocking mTOR phosphorylation of downstream substrates through allosteric inhibition. Dysfunctional mTOR activation has been implicated in multiple inflammatory, proliferative and fibrotic diseases. The schematic presented below illustrates the inhibitory activity of rapamycin on the mTOR pathway.

Rapamycin was first approved as an oral solution by the FDA in 1999 to prevent organ rejection in adolescent and adult patients receiving a kidney transplant. Rapamycin was subsequently approved as an intravenous injection to treat locally advanced unresectable or metastatic malignant perivascular epithelioid cell tumour, a rare cancer, as a topical formulation to treat facial angiofibroma with tuberous complex and as a coating for coronary stents to prevent restenosis.

In 2015, orally administered rapamycin received FDA approval to treat lymphangioleiomyomatosis (“LAM”), a rare disease that affects the lungs, kidneys and lymphatic system. LAM is caused by the proliferation of abnormal smooth muscle-like cells, which are referred to as LAM cells, which results in cystic lung destruction, airflow obstruction and impaired lymphatic drainage. As is evident in the data presented below conducted in an in vitro hypoxia-stimulated model of mTOR activation in both human and rodent pulmonary arterial vascular smooth muscle cells, rapamycin demonstrated potent inhibition of mTOR activation and associated vascular smooth muscle cell proliferation and survival.

Systemic exposure to rapamycin, however, is burdened with numerous safety risks, including increased susceptibility to infection, lymphoma and malignancy: Opportunistic infections, Urinary tract infection, Upper respiratory tract infection, Nasopharyngitis, Pneumonia, Pneumocystis carinii pneumonia, Pyelonephritis, Sepsis, Herpes simplex infection, Herpes zoster BK virus-associated nephropathy, Progressive multifocal leukoencephalopathy (PML), Latent viral infection reactivation, Basal cell carcinoma, Squamous cell carcinoma, Melanoma, Lymphoma; Hypersensitivity reactions: Anaphylactic/anaphylactoid reactions, Hypersensitivity vasculitis; Hypertension; Peripheral edema; Angioedema Edema; Fluid accumulation; Ascites; Pericardial effusion; Tachycardia; Venous thromboembolism (including pulmonary embolism, deep venous thrombosis); Hemolytic uremic syndrome / Thrombotic thrombocytopenic purpura / Thrombotic microangiopathy HUS/TTP/TMA; Interstitial lung disease (ILD); Non-infectious pneumonitis; Bronchial anastomotic dehiscence; Increased creatinine; Decline in renal function; Proteinuria; Hypercholesterolemia: Hypertriglyceridemia, Hyperlipidemia; Diabetes mellitus; Hypokalemia; Anemia; Leukopenia; Neutropenia; Thrombocytopenia; Pancytopenia; Arthralgia; Myalgia; Bone necrosis; Hepatotoxicity (including fatal hepatic necrosis); Hepatic artery thrombosis; Lymphocele; Lymphedema; Ovarian cysts; Menstrual disorders (including amenorrhea, menorrhagia); Increased lactate dehydrogenase (LDH); Headache; Dizziness; Fever; Pain; Abdominal pain; Constipation; Diarrhea; Nausea; Stomatitis; Acne; Rash; Exfoliative dermatitis; Abnormal/impaired wound healing. Clinical use of oral rapamycin has been further complicated by poor aqueous solubility, first-pass metabolism in the liver, and low bioavailability. As such, the concentration of drug in the blood stream can vary significantly, with some patients observed having as much as eight times higher exposure than others administered the same dose. This variability necessitates continuous plasma monitoring and frequent dose adjustments. These issues with oral rapamycin have also precluded its use to treat disorders, such as pulmonary diseases, where the drug may otherwise find therapeutic utility.

LAM-001: Our Development Candidate for Serious, Underserved Pulmonary Diseases

Our primary development candidate, LAM-001, is a proprietary inhaled dry powder formulation of rapamycin that is designed to provide numerous clinical advantages for the treatment of pulmonary diseases as compared to the oral formulation of rapamycin. These advantages include the targeted delivery of LAM-001 directly to the lung which is designed to enable higher local drug exposure and minimal systemic exposure, potentially resulting in an enhanced tolerability profile, as well as an easy-to-use, once-a-day dosing intended to increase convenience and improve patient compliance. We are currently developing LAM-001 as a potential disease modifying treatment for patients with three serious, underserved pulmonary diseases: PH-ILD, BOS and SAPH. We have completed a 10-patient Phase 2a trial of LAM-001 in PH and a 75-patient Phase 2b trial in PH-ILD is ongoing, with data expected in the first quarter of 2028. LAM-001 is also being evaluated in an ongoing Phase 2 clinical trial in BOS, which is fully enrolled with preliminary data projected to become available in the first quarter of 2027. We expect to initiate a Phase 2 trial to evaluate the use of LAM-001 as a treatment for SAPH in late 2026, with data expected in the fourth quarter of 2028. LAM-001 has been granted Orphan Drug Designation in the United States for BOS, sarcoidosis, pulmonary arterial hypertension and lymphangioleiomyomatosis. LAM-001 has been granted Orphan Drug Designation in the European Union for BOS and lymphangioleiomyomatosis. Orphan Drug Designation may provide certain development incentives and, if LAM-001 receives marketing approval for a designated indication, may make it eligible for orphan drug exclusivity for that approved indication, subject to applicable regulatory requirements.

Enhanced side-effect profile related to minimal systemic drug exposure

We evaluated LAM-001 in a Phase 1 clinical trial in adult female patients with LAM. The primary objective of the study was to evaluate the safety and tolerability of LAM-001 repeat dosing of 100 ug once daily over an initial 14-day period followed by an optional 84-day period. The secondary objective was pharmacokinetic assessments performed over an initial 14-day period followed by an optional 84-day period. Seven LAM patients received LAM-

001 during the initial 14-day period with three patients continuing dosing through the optional 84-day second period. In the trial, LAM-001 was well tolerated through the 12 weeks of daily dosing. All AEs, the most common of which was cough, were primarily mild with no trial withdrawals, dose adjustments or Grade 3 or 4 AEs. There were no drug related SAEs. The blood rapamycin concentration among the three optional 84-day trial extension participants was observed to remain relatively consistent at approximately <1 ng/ml. According to the oral rapamycin prescribing information, the target blood concentration of oral rapamycin for lymphangioleiomyomatosis patients ranges between 5 ng/ml to 15 ng/ml and target blood concentrations as high as 16—24 ng/ml are indicated for indications such as renal transplant.

*	LAM-001 Phase 1 repeat dose clinical study in patients with lymphangioleiomyomatosis

Importantly, stable maximal forced expiratory volume in one second (“FEV1”) was observed across trial participants in both periods. The FEV1 values achieved by the three trial LAM patients who participated in the optional 84-day second period are provided below.

*	LAM-001 Phase 1 repeat dose clinical study in patients with lymphangioleiomyomatosis

Easy-to-use once-daily dosing designed for increased patient convenience and compliance

To enhance dosing convenience, which is intended to bolster patient compliance, LAM-001 consists of a dry powder formulation of 1% rapamycin, contained in a dry powder capsule for once daily administration with a capsule based dry powder inhaler. Aerosol performance and nonclinical in vivo data support whole lung deposition achieved with the LAM-001 drug device combination. Capsule based Dry Powder inhalers are widely used for drugs delivered by DPI with millions of these devices sold annually. They are currently used to deliver numerous approved inhaled therapeutics including formoterol, budesonide, fluticasone and mannitol.

Targeted Disease Indications

We are currently developing LAM-001 as a potential disease modifying treatment for three serious, underserved pulmonary diseases: PH-ILD, BOS and SAPH. Rapamycin, the active ingredient in LAM-001, has demonstrated reduced pulmonary arterial smooth muscle cell hyperproliferation, improved endothelial cell function and decreased vascular remodeling in animal models of pulmonary hypertension. Separately, in BOS animal models, rapamycin has shown antifibrotic and immunoinflammatory-modulating activity, consistent with mTOR-dependent hyperactivation in this disease state. Combined, we believe these effects highlight the disease-modifying potential of LAM-001 across proliferative and fibrotic lung disease biology. A description of these diseases and considerations regarding the potential use of rapamycin to treat these diseases is discussed below.

Pulmonary Hypertension associated with Interstitial Lung Disease (PH-ILD)

Pulmonary hypertension (“PH”) is a heterogeneous collection of disorders characterized by elevated pressure in the pulmonary vasculature caused by adverse vascular remodeling with obstruction, stiffening and vasoconstriction leading to hypertrophy and failure of the heart’s right ventricle. Patients diagnosed with PH are clinically segregated into one of five classifications related to differences in disease etiology, clinical presentation and hemodynamic characteristics. Group 3 patients have PH caused by a chronic lung disease and/or hypoxia, with chronic obstructive pulmonary disease (“COPD”) and interstitial lung disease (“ILD”) being two large, distinct subgroups within Group 3 PH. COPD includes patients with emphysema, characterized by the destruction of the alveoli, and chronic bronchitis, which involves inflammation and excessive mucus production. ILD includes a broad group of disorders, such as idiopathic pulmonary fibrosis or connective tissue disease-associated ILD, characterized by inflammation and fibrosis of the lung parenchyma ultimately leading to progressive scarring and impaired gas exchange. The coexistence of PH and ILD is associated with early morbidity and mortality. PH-ILD has a five-year survival rate of 23%, which is worse than patients with either PH (five-year survival rate of 54%) or ILD (five-year survival rate of 54%) alone. Patients with PH and idiopathic pulmonary fibrosis, a particularly aggressive form of PH-ILD, have an estimated mean survival of approximately 2 years. The addressable PH-ILD patient population in the US and Europe is approximately 200,000 combined.

Other than lung transplantation, there is no known cure for PH-ILD. Orally inhaled treprostinil, a prostacyclin mimetic which increases pulmonary vasodilation, is the only therapeutic currently approved by the FDA to treat PH-ILD. Both Tyvaso® and Yutrepia® are approved for increased exercise ability only. Tyvaso® is approved for delivery as either a nebulized liquid or dry powder formulation. Yutrepia® is approved for DPI only. Both Tyvaso® and Yutrepia® require the administration of between three to five doses daily.

Rodent models of PH provided insight into the role of mTOR in PH and the utility of rapamycin in modulating mTOR activity. Cultured pulmonary arterial smooth muscle cells (“PASMCs”) taken from rats with monocrotaline (“MCT”) induced PH, when exposed to various growth factors, exhibit an abnormal proliferative phenotype associated with the sustained activation of the mTOR signaling pathway. This phenotype was suppressed by rapamycin when added to PASMC cultures and when administered to rats, further supporting the involvement of mTOR signaling. Representative examples of the results observed in the in vivo studies are presented in the-cross sectional images below.

Rapamycin inhibited mTOR and reversed pulmonary artery smooth muscle cell (PASMC) proliferation in an in vivo study.

Houssaini, Am J Resp Cell Mol Bio 2013

Treatment with rapamycin, when administered at the same time as MCT induction, also resulted in a significantly lower rise in pulmonary arterial pressure and significantly lower vascular occlusion in comparison to untreated controls. Moreover, rapamycin was also observed to reduce right-ventricular atrophy.

Further evidence of the potential therapeutic benefit of rapamycin in treating PH was provided by a 10-patient, six month proof-of-concept (“POC”) clinical trial conducted by Dr. Seyarth at the University of Leipzig, which evaluated the use of oral everolimus, a synthetic rapamycin, to treat both PAH patients and PH patients with chronic thromboembolic blockage, a Group 4 PH, who had been prescribed two or more vasodilators. Two patients dropped out of the trial, one following hospitalization due to clinical signs of heart failure (considered unlikely to be drug-related) and one following severe cough determined to be an episode of acute bronchitis (considered possibly drug related). Of the eight patients completing the trial, seven of the participants had significant improvement in PVR with PVR decreases of between 15% and 54% and one did not exhibit a change in PVR. The median PVR decrease for all 8 patients who completed the trial was 31%. Six of these eight trial participants improved 6MWD ranging from 28 to 240 meters while two patients decreased by 8 and 52 meters. The median 6MWD increase for all 8 patients who completed the trial was 62 meters. Reported side effects included elevation of cholesterol and triglyceride levels, none of which were reported as unexpected for patients receiving oral everolimus.

The results achieved in several in vivo nonclinical studies (e.g., hypoxia-, monocrotaline-, and Sugen/hypoxia- induced models of PH) with rapamycin and the 10-patient POC clinical trial encouraged us to pursue a clinical trial evaluating the clinical benefit of inhaled rapamycin to treat advanced PH. Accordingly, we initiated a multicenter, single-arm, open-label exploratory Phase 2a trial of LAM-001 as an add-on therapy in ten adult patients diagnosed with either PAH (Group 1 PH), PH-ILD (Group 3 PH) or SAPH (Group 5 PH) who remained symptomatic despite the use of standard of care therapies. Prior to receiving LAM-001, trial participants underwent pulmonary and radial artery catheterization to enable invasive cardiopulmonary exercise testing (“iCPET”), a diagnostic procedure that allows direct measurement of cardiac and pulmonary function in conjunction with a bicycle exercise test. Patients in the trial were then administered 100 µg of LAM-001 through DPI, once daily for 24 weeks, while remaining on a stable regimen of background therapy prior to enrollment and throughout the study. The majority of patients were on triple background therapy with all PH-ILD patients on inhaled, oral or subcutaneous treprostinil. Baseline iCPET measurements taken prior to administration of LAM-001 were compared to iCPET measurements taken immediately upon completion of the 24-week dosing period. The primary endpoints of the trial were peak oxygen uptake, or VO2 Max, at 24 weeks as compared to baseline, in addition to safety and tolerability. Secondary endpoints included multiple hemodynamic measurements, including PVR, along with 6MWD and WHO functional class assessments.

Five patients with PAH, four patients with PH-ILD and one patient with pulmonary sarcoidosis (Group 5 PH) were enrolled in the Phase 2a clinical trial. Six of the ten trial participants completed the full 24-week trial period, with the four discontinuations all deemed unrelated to the drug candidate. As noted in the table presented below, LAM-001 produced consistent, clinically relevant improvement across multiple endpoints, with mean PVR, 6MWD, VO2 Max, NT-proBNP and FVC demonstrating notable improvements compared to baseline levels. Results of this Phase 2a trial were presented during the May 2026 American Thoracic Society meeting.

Further evidence of the potential clinical benefit provided by LAM-001 was documented by the functional class improvement observed during the trial period. At baseline, all ten trial participants were assessed as WHO Functional Class III . A Functional Class III designation indicates that, while resting may be symptom free, activities such as normal chores around the house are greatly limited due to shortness of breath or exhaustion. By Week 12, the majority had improved to Functional Class II with all six participants who completed the trial achieving Functional Class II status at 24 weeks. Significantly, two patients who participated in the trial achieved Functional Class I status, defined as symptom free in both resting or physically active states, one during the trial period and another six-months into a trial extension period. Changes in functional class among Phase 2a trial participants is presented in the chart below.

LAM-001 was well tolerated in this Phase 2a trial. No dose interruptions or adjustments were necessary due to AEs, and no participant discontinued the trial for reasons related to the drug candidate. Moreover, there were no drug-related SAEs, with the only reported drug-related AEs being one incidence of Grade 1 cough, one incidence of Grade 2 cough and one incidence of Grade 1 gingivitis.

In light of the favorable tolerability profile of LAM-001, together with the improvements observed in exercise capacity, hemodynamics, cardiac biomarkers and functional class, observed in these clinical trials, we initiated a Phase 2b evaluation of LAM-001 as a novel, disease modifying DPI therapy in adults between 18 and 70 years old (or above 70 years old with medical monitor approval) with Functional Class II or III PH-ILD whose PVR is 4 or greater and who are symptomatic despite stable background therapy. Approximately 75 participants, randomized into three 25-patient cohorts, are to be enrolled in this multi-center, placebo-controlled, double-blind trial. Two trial cohorts are to receive active drug candidate, one 100 µg once daily and the second 200 µg once daily, for 24 weeks. The third 25-person cohort is to receive placebo during the trial period. The primary endpoint of the Phase 2b trial is change in PVR. Secondary endpoints include change in 6MWD, time to and incidence of clinical worsening (defined as the occurrence of one of the following: death, lung transplantation or heart-lung transplantation, hospitalization related to worsening respiratory status/respiratory decompensation (>24 hrs), worsened WHO functional class, a decline in 6MWD from baseline of 15% or more, or >10% decline from baseline FVC). Safety and tolerability will also be assessed. Data from this ongoing Phase 2b clinical trial of LAM-001 is expected in the first quarter of 2028.

Bronchiolitis Obliterans post Lung Transplant

Obstructive chronic lung allograft dysfunction or BOS post lung transplant is a rare, progressive and irreversible lung disease characterized by the scarring and narrowing of the bronchioles, the smaller airways of the lung, leading to an irreversible decline in lung function and ultimate graft failure. As the disease progresses and lung function deteriorates, patients begin to experience shortness of breath, cough and wheezing. While the development of BOS post lung transplant varies in disease latency and severity, BOS is the leading cause of death following lung transplantation with a five-year survival rate of 54% among lung transplant recipients, which is well below that of other solid organ transplants, including heart (five-year survival of 72%), liver (five-year survival of 75%) and kidney (five-year survival of 74%). Disease progression is rapid with the median survival of lung transplant recipients post BOS onset of 2.5 years. Nearly all lung transplant patients will get BOS, with only 11% of lung transplant patients alive and free from BOS ten years after lung transplantation. While the definitive cause of BOS remains unknown, chronic alloimmune inflammation and dysregulated repair mechanisms drive progressive fibroproliferative remodeling of the small airways, resulting in sustained luminal narrowing and FEV1 decline. Other than a replacement transplant, there is no cure for BOS. In 2025, 3,490 lung transplants were performed in the US and we estimate approximately 4,000 will be conducted in 2026. The growth rate has accelerated in recent years over the 2,327 procedures in 2016. The increasing number of procedures is anticipated to lead to a growing prevalence of BOS. We estimate that the BOS patient population in the US and Europe combined will be approximately 30,000 by 2032.

Standard treatment for BOS consists of long-term off-label immunosuppressive regimens that combine a calcineurin inhibitor, a cell cycle inhibitor and corticosteroids. Patients may also be administered fluticasone, oral montelukast and azithromycin (FAM) triple therapy. An alternate therapeutic combination replaces the cell cycle inhibitor with an oral mTOR inhibitor or adds an oral mTOR inhibitor to the regimen.

In the context of BOS, we believe mTOR inhibition with rapamycin may provide multifaceted benefit by suppressing not only adaptive immune responses but also fibroproliferative processes characteristic of obliterative bronchiolitis. Specifically, rapamycin inhibits effector T-cell differentiation and proliferation while promoting regulatory T cells (Tregs), reduces B-cell activation and antibody production (potentially mitigating antibody-mediated components of chronic rejection), and limits fibroblast proliferation, myofibroblast differentiation, and extracellular matrix deposition in the airways. It may also attenuate vascular smooth muscle cell hyperplasia, angiogenesis, and epithelial-mesenchymal transition that contribute to airway obliteration and remodeling. These effects collectively target the chronic alloimmune inflammation and dysregulated repair mechanisms driving progressive FEV1 decline in BOS.

One of the key metrics for BOS diagnosis, progression and prognosis is FEV1. BOS is defined as a sustained decline in FEV1 of 20% or more of post-transplant baseline levels provided that alternative causes of FEV1 decline have been excluded. BOS progression is tracked using a grading system ranging from Grade 0 (no BOS) to Grade 3 (Severe BOS), with each BOS grade defined by sequential declines in FEV1 as a percentage of post-transplant baseline FEV1 levels. Additionally, of note, each percentage decline in FEV1 has been found to be associated with a 3.4% increase in mortality.

The beneficial impact of oral rapamycin on progressive BOS has been demonstrated in small trials. In a third-party trial of eleven post lung transplant BOS patients whose mean FEV1 value declined over the 12 months prior to treatment with rapamycin, daily oral dosing of rapamycin was observed to stabilize or increase pulmonary function in 8 of the 11 participants. The oral rapamycin dose was adjusted weekly to achieve plasma rapamycin levels between 8 and 12 ng/ml. The benefit of rapamycin in these 11 participants is reflected in the graphic presented below.

Post lung transplant BOS patients benefitted from the use of oral rapamycin.

Hernandez, et. al. Transplantation Proceedings, 2005. DOI: 10.1016/j.transproceed.2005.09.191

As with PH-ILD, compliance with oral rapamycin dosing in this patient population has proven challenging due to side effects. Oral rapamycin is associated with numerous adverse events (“AEs”), including increased susceptibility to infection, lymphoma and malignancy: opportunistic infections, urinary tract infection, upper respiratory tract infection, nasopharyngitis, pneumonia, pneumocystis carinii pneumonia, pyelonephritis, sepsis, herpes simplex infection, herpes zoster, BK virus-associated nephropathy, progressive multifocal leukoencephalopathy (PML), latent viral infection reactivation, tuberculosis, basal cell carcinoma, squamous cell carcinoma, melanoma, lymphoma, neuroendocrine carcinoma of the skin (Merkel cell carcinoma); hypersensitivity reactions: anaphylactic/anaphylactoid reactions, hypersensitivity vasculitis; hypertension; peripheral edema; angioedema edema; fluid accumulation; ascites; pericardial effusion; tachycardia; venous thromboembolism (including pulmonary embolism, deep venous thrombosis); hemolytic uremic syndrome / thrombotic thrombocytopenic purpura / thrombotic microangiopathy HUS/TTP/TMA; interstitial lung disease (including pneumonitis, bronchiolitis obliterans organizing pneumonia [BOOP], and pulmonary fibrosis); non-infectious pneumonitis;

bronchial anastomotic dehiscence; increased creatinine; decline in renal function; proteinuria; nephrotic syndrome; focal segmental glomerulosclerosis; hypercholesterolemia: hypertriglyceridemia, hyperlipidemia; diabetes mellitus; increased AST/SGOT; increased ALT/SGPT; hyperglycemia; hypokalemia; anemia; leukopenia; neutropenia; thrombocytopenia; pancytopenia; arthralgia; myalgia; bone necrosis; hepatotoxicity (including fatal hepatic necrosis); hepatic artery thrombosis; lymphocele; lymphedema; posterior reversible encephalopathy syndrome; ovarian cysts; menstrual disorders (including amenorrhea, menorrhagia); azoospermia; increased lactate dehydrogenase (LDH); headache; dizziness; fever; pain; abdominal pain; constipation; diarrhea; nausea; stomatitis; acne; rash; exfoliative dermatitis; abnormal/impaired wound healing.

In a single-center study conducted by Dr. Stuckey at the University of Michigan in 49 patients administered oral rapamycin post lung transplant, 55% discontinued therapy due to adverse events including fatigue, edema, pneumonitis, and renal dysfunction. In addition, because of its low and variable oral bioavailability, rapamycin requires frequent plasma monitoring and dose adjustments to achieve target concentrations. We believe that the minimization of systemic toxicities through the use of an inhaled formulation of rapamycin may address tolerability issues while also enabling targeted drug delivery with higher local exposure. Additionally, we believe the once-daily, fixed dosed administration of LAM-001 has the potential to bolster convenience and ease-of-use for improved patient compliance.

To investigate the use of LAM-001 as DPI therapy to treat post lung transplant BOS, an investigator-initiated 48-week, double-blind, placebo-controlled, investigator-sponsored clinical trial involving 19 adult patients newly diagnosed with BOS who underwent a bilateral transplant is currently being conducted at UCSF. Patient enrollment is restricted to patients newly diagnosed with BOS (within the first 12 months of diagnosis) with FEV1 between 51% and 85% of best post-transplant FEV1. The 19 participants have been randomized into two cohorts, an active cohort receiving 100 µg LAM-001 once-daily and a placebo cohort for 48 weeks, followed by an open-label trial extension. The primary endpoint to be evaluated is percent change from baseline FEV1 at 48 weeks or termination of treatment (whichever occurs first). Secondary endpoints include the absolute change from baseline in FEV1 to 48 weeks or to termination of treatment (whichever occurs first), change in rate of progression in FEV1 in the time period (up to 12 months) prior to enrollment compared to rate of progression from enrollment to 48 weeks or to termination of treatment (whichever occurs first), and progression free survival (defined as time to earliest to occur of either a greater than 10% decline in FEV1 or death from respiratory failure or re-transplantation). Safety and tolerability will also be assessed. The trial was fully enrolled in January 2026, with top-line data expected in the first quarter of 2027.

Trial design provided for an interim assessment of patient status conducted in February 2026. At that time, 5 of the 19 trial participants enrolled in the ongoing blinded study were observed to have an FEV1 decline of 10% or more from the time of enrollment.

Sarcoidosis-Associated Pulmonary Hypertension (SAPH)

Sarcoidosis is a systemic inflammatory condition characterized by the formation of granulomas. An estimated 20% of patients with sarcoidosis develop a chronic and persistent condition which can result in irreversible fibrotic tissue damage and organ failure. While sarcoidosis can affect various organs and tissues, the lungs and pulmonary function are impacted in 90% of cases. The origin of sarcoidosis remains unknown.

SAPH, categorized within Group 5 PH, is an uncommon complication that affects an estimated 15% of patients with pulmonary sarcoidosis, and is associated with increased morbidity and mortality. With a five-year survival rate of 55%, SAPH has an 8 to 10 times higher mortality rate than pulmonary sarcoidosis alone. The incidence of SAPH in patients with pulmonary sarcoidosis is estimated to be between 6% and 28%, with the prevalence in pulmonary sarcoidosis patients awaiting lung transplant as high as 74%. There are collectively an estimated 60,000 patients with SAPH in the US and Europe.

There are no FDA-approved therapies for SAPH. Therapeutics used to treat PAH, including sildenafil, prostacyclins and endothelin receptor antagonists (ERA), are commonly used off label but with limited benefit. Approximately 22% of SAPH patients receive no PH specific therapy.

We believe scientific and clinical observations involving sarcoidosis provide compelling support for the potential therapeutic utility of DPI rapamycin to treat SAPH. mTOR activation is commonly seen in granulomas of patients across different tissues and has been shown to induce sarcoidosis-like granulomas in a mouse model. In addition, the one participant with pulmonary sarcoidosis included in our Phase 2a clinical trial demonstrated significant improvement after administration of LAM-001, including a 162 meter improvement in the 6MWD score at the Week 24 trial completion, a 41% and 66% improvement in the PVR resting and peak exercise tests, respectively, and a 7% improvement in VO2 Max. As such, we expect to initiate a Phase 2 trial specifically to assess its use as a treatment for SAPH.

Other Development Candidates

We currently maintain ownership rights in additional drug candidates, AIT-101, AIT-102, and AIDE technology platform.

AIT-101

AIT-101 (apilimod dimesylate capsule) is an orally administered, potent and highly selective inhibitor of phosphatidylinositol-3-phosphate 5-kinase (PIKfyve) that has therapeutic potential in neurological diseases. Clinical studies of AIT-101 have been conducted in amyotrophic lateral sclerosis (“ALS”), non-hodgkin’s lymphoma (“NHL”), coronavirus disease 2019 (“COVID-19”), psoriasis, Crohn’s disease, and rheumatoid arthritis.

Apilimod binds to PIKfyve with high affinity (dissociation constant [KD] = 75 pM) and selectivity; in a panel of 456 normal and disease-related protein and lipid kinases, apilimod binding was only detected for PIKfyve. Three active metabolites of apilimod have been identified that also bind to PIKfyve with high affinity (KD range from 61 to 90 pM). The half maximal inhibitory concentration (IC50) is 14 nM and, in vitro, AIT-101 inhibition of PIKfyve has been shown to disrupt endosome and lysosome membrane trafficking.

In vitro and in vivo preclinical studies assessed the pharmacologic activity of AIT-101 in ALS models. AIT-101 significantly improved in a dose-dependent manner the survival of patient derived induced motor neurons (iMNs) with common ALS mutations (SOD1-G93A, TDP-43N930D or C9ORF72) following glutamate challenge. In a TDP-43 mouse model of ALS, AIT-101 treatment improved motor function, weight retention, and survival while reducing TDP-43 aggregates. Furthermore, AIT-101 cleared poly(GP) dipeptide repeat aggregates in brain tissues in a C9orf72 mouse model.

Most recently, a randomized, placebo controlled, Phase 2a study of AIT-101 in 15 ALS subjects with the c9orf72 mutation showed a favorable tolerability profile as well as a 72% decline in the polyGP biomarker. At this time, we anticipate that any further development of AIT-101 will be limited to non-dilutive funding sources obtained in partnership with government or academic collaborators.

AIT-102

AIT-102 is a novel molecule that was selected from a series of analogues of the natural product mithramycin. Mithramycin was originally isolated from the soil bacteria Streptomyces agrillaceus, and was first approved as a pharmaceutical agent in 1970. Manufacture of mithramycin for pharmaceutical use was discontinued in 2000. AIT-102 is an analogue of mithramycin that binds reversibly to DNA in the minor groove, notably in G/C-rich regions of DNA. Many of these G/C rich DNA sites function as promoter regions of growth-promoting genes and transcription factors.

AIT-102 was selected for its potential to have an improved therapeutic window over mithramycin, a distinction supported by mouse studies showing that mithramycin caused sharp AST/ALT elevations at its low MTD of 0.8 mg/kg, whereas AIT-102 produced no hepatic enzyme increases even at a ten-fold higher dose. AIT-102 has demonstrated high antitumor activity against numerous human, including pediatric, tumor cell lines, with 50% growth inhibition (GI50) values between 10 nM and 1 µM. AIT-102 suppressed xenograft growth in a Ewing sarcoma model by attenuating EWS-FLI1 fusion activity as measured by NR0B1 GGAA-microsatelite response. In a SMARCB1-deficient rhabdoid tumor model, a single 3-day infusion produced tumor regressions and complete cures in a subset of xenograft-bearing mice; both increased H3K27 methylation, a marker of SWI/SNF displacement, and increased apoptosis were seen without significant DNA damage. Multiple mechanistic and in vivo studies have demonstrated that AIT-102 matched or exceeded the on-target activity of mithramycin while avoiding the toxicities that had limited mithramycin’s clinical utility.

At this time, we anticipate that continued development of the AIT-102 program will be limited to non-dilutive support through the NCI-Next program, including CMC and GLP safety testing, and through partnership with academic collaborators.

AIDE Technology Platform

Prior to the Acquisition, our business was focused on developing our proprietary Autologous Intracellular Drug Encapsulation (“AIDE”) technology for the treatment of Ataxia-Telangiectasia (“A-T”) through our encapsulated dexamethasone sodium phosphate encapsulated in patient’s own red blood cells (“eDSP”) product candidate. In January 2026, we completed our pivotal Phase 3 NEAT clinical trial of eDSP for the treatment of A-T. As previously disclosed, the primary endpoints of the NEAT trial did not reach statistical significance. Based on the results of the NEAT trial, we determined that we would no longer continue development of eDSP in this or other therapeutic indications, and we are currently considering next steps for the eDSP program.

Manufacturing and Supply

We do not own or operate manufacturing facilities, nor do we have plans to develop our own manufacturing operations in the foreseeable future. We rely, and expect to continue to rely for the foreseeable future, on specialized external manufacturers to supply all our required raw materials, drug substance, drug product and the inhalation device needed to support our clinical development activities and, if approved, potential commercial demand. We have entered into a license and supply agreement with Plastiape S.p.A. that provides us with exclusive rights with respect to the capsule based dry powder inhaler, a capsule-based, refillable single-dose DPI, and rapamycin for LAM-001. We believe this outsourced manufacturing strategy allows us to maintain a capital-efficient operating model while focusing our internal resources on the development and future commercialization of LAM-001.

Competition

In recent years, the biotechnology and pharmaceutical industries have made substantial investments into the development of novel treatments for serious, underserved pulmonary diseases, such as PH-ILD, BOS and SAPH.

We face substantial competition from multiple sources, including large and specialty pharmaceutical and biotechnology companies, academic research institutions and governmental agencies, and public and private research institutions. Our competitors compete with us on the level of the technologies employed, or on the level of development of product candidates. In addition, many small biotechnology companies have formed collaborations with large, established companies to (i) obtain support for their research, development and commercialization of products or (ii) combine several treatment approaches to develop longer lasting or more efficacious treatments that may potentially directly compete with our current or future product candidates. We anticipate that we will continue to face increasing competition as new therapies and combinations thereof, technologies, and data emerge within the field of pulmonary diseases and disorders.

In addition to Tyvaso®, sold by United Therapeutics Inc, and Yutrepia®, sold by Liquidia, the two currently FDA-approved inhaled treprostinil products used to treat patients with PH-ILD, commercial and academic preclinical studies and clinical trials are being undertaken by various parties to assess novel technologies and product candidates. Companies that compete with us directly on the level of the development of product candidates targeting PH-ILD include AllRock Bio, Apollo Therapeutics, Foresee Pharmaceuticals, Gossamer Bio, Halo Biosciences, Insmed Incorporated, Liquidia Corporation, Pharmosa Biopharm, Pulmovant, Tectonic Therapeutic, and United Therapeutics Corporation.

Companies that compete with us directly for BOS include Renovion, Sanofi, and Zambon.

There are no FDA-approved drugs specifically indicated for the treatment of SAPH. However, drugs indicated for PAH are frequently used off-label for the treatment of patients with SAPH, including drugs manufactured by Bayer, Eli Lilly, Gilead, Johnson & Johnson, Liquidia, Pfizer, and United Therapeutics.

Many of our competitors, either alone or in combination with their respective strategic partners, have significantly greater financial resources and expertise in research and development, manufacturing, the regulatory approval process, and marketing than we do. Mergers and acquisition activity in the pharmaceutical, biopharmaceutical and biotechnology sector is likely to result in greater resource concentration among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through sizable collaborative arrangements with established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel, in establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

Our commercial opportunity could be reduced or eliminated if one or more of our competitors develop and commercialize products that are safer, more effective, better tolerated, or of greater convenience or economic benefit than our proposed product offers. Our competitors also may be in a position to obtain FDA or other regulatory approval for their products more rapidly, resulting in a stronger or dominant market position before we are able to enter the market. The key competitive factors affecting the success of all of our programs are likely to be product safety, efficacy, convenience and treatment cost.

Intellectual Property

The proprietary nature of, and protection for, our product candidates and their methods of use are an important part of our strategy to develop and commercialize novel medicines, as described in more detail below. We have obtained patents and filed patent applications in the United States and other countries relating to certain of our proprietary technology, inventions, improvements, and product candidates, and are pursuing additional patent protection for them.

We seek to protect the proprietary technologies that we believe are important to our business by pursuing and maintaining patent protection in the United States and internationally. Our patent strategy is directed toward obtaining and maintaining claims covering compositions of matter, methods of use, formulations, and manufacturing processes related to LAM-001, as well as other inventions important to our business. We currently own issued U.S. and international patents directed to LAM-001 and related technologies. Our issued patents are expected to expire in 2035, without taking into account any potential patent term adjustments or extensions.

In addition to patent protection, we rely on trade secrets and proprietary know-how to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection. These include certain proprietary aspects of our manufacturing processes for LAM-001 and our other development candidates. We seek to protect our trade secrets through confidentiality and invention assignment agreements with our employees, consultants, contractors, and collaborators.

We also intend to rely on regulatory exclusivity where available, including orphan drug exclusivity, data exclusivity, and pediatric exclusivity, as well as patent term extensions under the Hatch-Waxman Act or equivalent foreign mechanisms, to supplement our patent protection and extend the commercial life of our product candidates.

As of June 22, 2026, we own 106 issued patents in 35 jurisdictions, including 16 issued U.S. patents and 88 issued foreign patents. We also own 9 pending U.S. non-provisional patent applications as well as approximately 25 corresponding patent applications pending in other jurisdictions and 1 pending U.S. provisional patent application . In addition, we own 2 pending international patent applications filed under the Patent Cooperation Treaty, which we plan to file nationally in the United States and other jurisdictions. Grouped into approximately 20 live patent families, these patents and applications provide robust patent protection for our product pipelines.

With regard to LAM-001, we own 9 issued U.S. patents with composition and method of use claims covering uses relating to this product. These issued US patents are expected to expire in 2034-2035. In addition, we own 25 related patents in Europe, Australia, North America, South America, and Asia that will expire between 2034-2035. We also own 5 pending U.S. non-provisional applications and 1 pending non-provisional application and 2 pending applications in China and WIPO. In addition, we own 2 pending Patent Cooperation Treaty (PCT) patent applications and provisional applications directed to composition of matter and new uses relating to this product. If granted, these pending applications would expire in 2035 – 2047.

With regard to AIT-101, we own 7 issued U.S. patents. These U.S. patents are expected to expire in 2034-2044. In addition, we own 4 related patents in Australia, Canada and Japan that are expected to expire in 2037-2039. We also own 4 pending U.S. applications and 24 related pending applications in Australia, Brazil, Canada, China, Europe, Hong Kong, India, Israel, Japan, Mexico, New Zealand, South Korea & Taiwan. If granted these pending applications would expire in 2039-2044.

With regard to AIT-102, we own 2 issued U.S. Patents. These U.S. patents are expected to expire in 2030-2037. In addition we own 16 related patents in Europe (France, Germany, Italy, Liechtenstein, Spain, Switzerland, and the United Kingdom) that are expected to expire in 2030-2036.

With regard to Quince legacy assets, we own 22 issued patents, including 3 issued U.S. patents, and 5 pending applications, including 1 pending U.S. application and 4 pending applications outside the United States. The issued patent rights are expected to expire between 2027-2042 and, if granted, the pending applications would expire in 2043.

We expect to file additional patent applications in support of current and new clinical candidates as well as new platform and core technologies.

Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of LAM-001, future product candidates, and the methods used to develop and manufacture them, as well as successfully defending any such patents against third-party challenges, preserving the confidentiality of our trade secrets, and operating without infringing on the proprietary rights of others. Our ability to stop third parties from making, using, selling, offering to sell or importing our product candidates will depend on the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities. We cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any patents that may be granted to us in the future will be commercially useful in protecting our product candidates, discovery programs and processes.

The terms of individual patents depend upon the legal term of the patents in the countries in which they are obtained. In most countries in which we file, including the United States, the patent term is 20 years from the earliest date of filing a non-provisional patent application. In the United States, a patent’s term may be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the U.S. Patent and Trademark Office, or USPTO, in examining and granting a patent, or may be shortened if a patent is terminally disclaimed over an earlier filed patent. In certain foreign jurisdictions, similar extensions as compensation for regulatory delays are also available. The actual protection afforded by a patent varies on a claim by claim and country by country basis and depends upon many factors, including the type of patent, the scope of its coverage, the availability of any patent term extensions or adjustments, the availability of legal remedies in a particular country and the validity and enforceability of the patent. In particular, up to a five-year extension may be available in Europe and Japan. We plan to seek such extensions as appropriate.

In addition to patent protection, we also rely on trade secret protection for our proprietary information that is not amenable to, or that we do not consider appropriate for, patent protection, including, for example, aspects of our manufacturing processes for LAM-001. However, trade secrets can be difficult to protect. Although we take steps to protect our proprietary information, including restrictions on access to our premises and our confidential information, as well as entering into agreements with our employees, consultants, advisors, and potential collaborators, such individuals may breach such agreements and disclose our proprietary information including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. In addition, third parties may independently develop the same or similar proprietary information or may otherwise gain access to our proprietary information. As a result, we may be unable to meaningfully protect our trade secrets and proprietary information.

Government Regulation

In the United States, pharmaceutical products are approved by the FDA for marketing under the Federal Food, Drug, and Cosmetic Act (“FDCA”). The FDCA and its implementing regulations govern, among other things, the testing, manufacturing, safety, purity, potency, efficacy, labeling, packaging, storage, recordkeeping, distribution, marketing, sales, import, export, reporting, advertising, and other promotional practices involving pharmaceutical products. FDA clearance of an IND application must be obtained before commencing clinical testing of pharmaceutical products. FDA approval of an NDA must be obtained before marketing of pharmaceutical products. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local, and foreign statutes and regulations require the expenditure of substantial time and financial resources.

U.S. Development Process

The process required by the FDA before a pharmaceutical product may be marketed in the United States generally involves the following:

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completion of nonclinical laboratory tests and animal studies according to Good Laboratory Practices (“GLPs”) and applicable requirements for the humane use of laboratory animals or other applicable regulations;

•	preparation of clinical trial material in accordance with cGMPs;

•	submission to the FDA of an application for an IND application, which must become effective before human clinical trials may begin;

•	approval by an institutional review board (“IRB”), reviewing each clinical site before each clinical trial may be initiated;

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performance of adequate and well-controlled human clinical trials according to GCPs and any additional requirements for the protection of human research subjects and their health information, to establish the safety, purity, potency, and efficacy, of the proposed pharmaceutical product for its intended use;

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submission to the FDA of an NDA for marketing approval that includes substantive evidence of safety and efficacy from results of nonclinical testing and clinical trials as well as payment of a substantial user fee;

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satisfactory completion of an FDA inspection prior to NDA approval of the manufacturing facility or facilities where the drug substance or finished pharmaceutical product is produced to assess compliance with cGMPs, to assure that the facilities, methods, and controls are adequate to preserve the final finished product’s identity, strength, quality, and purity;

•	potential FDA audit of the nonclinical and clinical study sites that generated the data in support of the NDA;

•	potential FDA advisory committee meeting to elicit expert input on critical issues and including a vote by external committee members;

•	FDA review and approval of the NDA; and

•	compliance with any post-approval requirements, including the potential requirement to implement a REMS, and the potential requirement to conduct post approval studies.

Before testing any pharmaceutical product candidate in humans, the product candidate enters the preclinical testing stage. Nonclinical tests include laboratory evaluations of product chemistry, pharmacology, toxicity, and formulation, as well as animal studies to assess the potential safety and activity of the product candidate. The conduct of the nonclinical tests must comply with federal regulations and requirements including GLPs.

The clinical study sponsor must submit the results of the nonclinical tests, together with manufacturing information, analytical data, any available clinical data or literature, and a proposed clinical protocol, to the FDA as part of the IND. Some nonclinical testing typically continues after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA requests certain changes to a protocol before the trial can begin, or the FDA places the clinical trial on a clinical hold within that 30-day time period. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. The FDA may also impose clinical holds on a pharmaceutical product candidate at any time before or during clinical trials due to safety concerns or non-compliance. If the FDA imposes a clinical hold, trials may not be recommenced without FDA authorization and then only under terms authorized by the FDA.

Clinical trials may involve the administration of the pharmaceutical product candidate to healthy volunteers or subjects under the supervision of qualified investigators. Clinical trials involving some products for certain diseases, including some rare diseases may begin with testing in patients with the disease. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection, and exclusion criteria, and the parameters to be used to monitor subject safety, including stopping rules that ensure a clinical trial will be stopped if certain adverse events should occur. Each protocol and any amendments to the protocol must be submitted to the FDA as part of the IND. Clinical trials must be conducted and monitored in accordance with the FDA’s regulations comprising the GCP requirements, including the requirement that all research subjects or their legal representatives provide informed consent. Further, each clinical trial must be reviewed and approved by an independent IRB, at or servicing each institution at which the clinical trial will be conducted. An IRB is charged with protecting the welfare and rights of study participants and considers such items as whether the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the form and content of the informed consent that must be signed by each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed. Additionally, some trials are overseen by an independent group of qualified experts organized by the trial sponsor, known as a data safety monitoring board or committee.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

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Phase 1. The pharmaceutical product is initially introduced into healthy human subjects and tested for safety. In the case of some products for rare diseases, the initial human testing is often conducted in patients.

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Phase 2. The pharmaceutical product is evaluated in a limited patient population to identify possible adverse effects and safety risks, preliminarily evaluate the efficacy of the product for specific targeted diseases, and determine dosage tolerance, optimal dosage, and dosing schedule.

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Phase 3. Clinical trials are undertaken to further evaluate dosage, clinical efficacy, potency, and safety in an expanded patient population at geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the product and provide an adequate basis for product labeling. In rare diseases where patient populations are small and there is an urgent need for treatment, Phase 3 trials might not be required if an adequate risk/benefit can be demonstrated by the Phase 2 trial.

Post-approval clinical trials, sometimes referred to as Phase 4 clinical trials, may be conducted after initial marketing approval. These clinical trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication, particularly for long-term safety follow-up or for additional efficacy confirmation

During all phases of clinical development, the FDA requires extensive monitoring and auditing of all clinical activities, clinical data, and clinical trial investigators. Annual progress reports detailing the results of the clinical trials must be submitted to the FDA. Written IND safety reports must be promptly submitted to the FDA and the investigators for serious and unexpected adverse events, any findings from other studies, tests in laboratory animals or in vitro testing that suggest a significant risk for human subjects, or any clinically important increase in the rate of serious suspected adverse reactions over those listed in the protocol or investigator brochure. The sponsor must submit an IND safety report within 15 calendar days after the sponsor determines that the information qualifies for such reporting. The sponsor also must notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction within 7 calendar days after the sponsor’s initial receipt of the information. The FDA or the sponsor or its data safety monitoring board may suspend a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the study drug has been associated with unexpected serious harm to patients.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the physical characteristics of the pharmaceutical product as well as finalize a well controlled process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the sponsor must develop methods for testing the identity, strength, quality, potency, and purity of the final pharmaceutical product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the pharmaceutical product candidate does not undergo unacceptable deterioration over its shelf life.

There are also various laws and regulations regarding laboratory practices, the experimental use of animals, and the use and disposal of hazardous or potentially hazardous substances in connection with the research. In each of these areas, the FDA and other regulatory authorities have broad regulatory and enforcement powers, including the ability to levy fines and civil penalties, suspend or delay issuance of approvals, seize or recall products, and withdraw approvals. Information about certain clinical trials must be submitted within specific timeframes for public dissemination on the clinicaltrials.gov website.

U.S. Review and Approval Processes

After the completion of clinical trials of a pharmaceutical product , FDA approval of an NDA must be obtained before commercial marketing of the product begins. The NDA must include results of product development, laboratory, and animal studies, human studies, information on the manufacture and composition of the product, proposed labeling, and other relevant information. Under the Prescription Drug User Fee Act, as amended (“PDUFA”), each NDA may be accompanied by a significant user fee. The sponsor of an approved application is also subject to an annual program fee. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on NDAs for product candidates designated as orphan drugs, unless the product candidate also includes a non-orphan indication.

Within 60 days following submission of the application, the FDA reviews an NDA submitted to determine if it is substantially complete before the agency accepts it for filing. The FDA may refuse to file any NDA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In this event, the NDA must be resubmitted with the additional information. The resubmitted application is also subject to review before the FDA accepts it for filing. The application also needs to be published and submitted in an electronic format that can be processed through the FDA’s electronic systems. If the electronic submission is not compatible with the FDA’s systems, the NDA can be refused for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review of the NDA. The FDA reviews the NDA to determine, among other things, whether the proposed product is safe and effective for its intended use, and whether the product is being manufactured in accordance with cGMPs to ensure and preserve the product’s identity, safety, strength, quality, potency and purity. The FDA may refer applications for novel products or products that present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation, and a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. During the pharmaceutical product approval process, the FDA also will determine whether a REMS is necessary to ensure the safe use of the pharmaceutical product . If the FDA concludes a REMS is needed, the sponsor of the NDA must submit a proposed REMS (Risk Evaluation and Mitigation Strategy); the FDA will not approve the NDA without a REMS, if required.

Before approving an NDA, the FDA may inspect the facilities at which the product is manufactured. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to ensure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA will typically inspect one or more clinical trial sites to ensure that the clinical trials were conducted in compliance with IND study requirements and GCP requirements. Notwithstanding the submission of relevant data and information, the FDA may ultimately decide that the NDA does not satisfy its regulatory criteria for approval and issue a complete response letter that describes all the specific deficiencies in the NDA identified by the FDA. The deficiencies identified may be minor, such as requiring labeling changes, or major, such as requiring additional clinical trials. Additionally, the complete response letter may include recommended actions that the applicant might take to place the application in a condition for approval. If a complete response letter is issued, the applicant may either resubmit the NDA, addressing all the deficiencies identified in the letter, or withdraw the application.

If a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings, or precautions be included in the product labeling. The FDA may impose restrictions and conditions on product distribution, prescribing, or dispensing in the form of a risk management plan, or otherwise limit the scope of any approval. In addition, the FDA may require post-marketing clinical trials, sometimes referred to as Phase 4 clinical trials, designed to further assess a pharmaceutical product’s safety and effectiveness, and testing and surveillance programs to monitor the safety of approved products that have been commercialized. As a condition for approval, the FDA may also require additional nonclinical testing as a Phase 4 commitment.

One of the performance goals agreed to by the FDA under the PDUFA is to review standard NDAs in ten months from filing and priority NDAs in six months from filing, in each case from the acceptance for filing date that is 60 days after the applicant submits the NDA. The review process and the PDUFA goal date may be extended by three months if the FDA requests or the NDA sponsor otherwise provides additional information or clarification regarding information already provided in the submission within the last three months before the PDUFA goal date.

505(b)(2) Approval Process

Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act provides a regulatory pathway for certain new drug applications, or NDAs, that permits an applicant to rely, in part, without a right of reference, to the FDA’s previous findings of safety and effectiveness for an approved drug or published scientific literature. An applicant seeking approval under the 505(b)(2) pathway must nonetheless submit sufficient data to support approval of its product, including data needed to establish a scientific bridge between the applicant’s product and the data or findings on which it seeks to rely. The type and amount of additional information required by the FDA depend on the nature of the proposed product and the differences between that product and the reference product or underlying literature. As a result, a 505(b)(2) application may require one or more clinical, nonclinical, pharmacokinetic, bioavailability, bioequivalence or other studies, as well as a full chemistry, manufacturing and controls package.

Post-Approval Requirements

Maintaining substantial compliance with applicable federal, state, and local statutes and regulations requires the expenditure of substantial time and financial resources. Rigorous and extensive FDA regulation of pharmaceutical products continues after approval, particularly with respect to cGMP. We will rely, and expect to continue to rely, on third parties for the production of clinical and commercial quantities of any products that we may commercialize. Manufacturers of our products are required to comply with applicable requirements in the cGMP regulations, including quality control and quality assurance and maintenance of records and documentation.

Following approval, the manufacturing facilities are subject to inspections by the FDA, and such inspections may result in an issuance of FDA Form 483 deficiency observations, untitled letter, or a warning letter, which can lead to plant shutdown and other more serious penalties and fines. Prior to the institution of any manufacturing changes, a determination needs to be made regarding whether FDA approval is required in advance. If not done in accordance with FDA expectations, the FDA may restrict supply and may take further action. Product reports are required to be submitted annually. Other post-approval requirements applicable to pharmaceutical products include reporting of cGMP deviations that may affect the identity, potency, purity, and overall safety of a distributed product, recordkeeping requirements, reporting of adverse events, reporting updated safety and efficacy information, and complying with electronic record and signature requirements.

We also must comply with the FDA’s advertising and promotion requirements, such as those related to direct-to-consumer advertising, the prohibition on promoting products for uses or inpatient populations that are not described in the product’s approved labeling (known as “off-label use”), industry-sponsored scientific and educational activities, and promotional activities involving the internet. Discovery of previously unknown problems or the failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market as well as possible civil or criminal sanctions. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process, or after approval may subject an applicant or manufacturer to administrative or judicial civil or criminal sanctions and adverse publicity. FDA sanctions could include refusal to approve pending applications, withdrawal of an approval or license revocation, clinical hold, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, mandated corrective advertising or communications with doctors, debarment, restitution, disgorgement of profits, or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect.

Pharmaceutical product manufacturers and other entities involved in the manufacture and distribution of approved pharmaceutical products are required to register their establishments with the FDA and certain state agencies, and they are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMPs and other laws. Accordingly, manufacturers must continue to expend time, money, and effort in the areas of production and quality control to maintain cGMP compliance. Manufacturers and other parties involved in the drug supply chain for prescription drug products must also comply with product tracking and tracing requirements and notifying the FDA of counterfeit, diverted, stolen and intentionally adulterated products or products that are otherwise unfit for distribution in the United States. Discovery of problems with a product after approval may result in restrictions on a product, manufacturer, or holder of an approved NDA , including withdrawal of the product from the market. In addition, changes to the manufacturing process or facility generally require prior FDA approval before being implemented, and other types of changes to the approved product, such as adding new indications and additional labeling claims, are also subject to further FDA review and approval.

Orphan Drug Designation

Under the Orphan Drug Act, the FDA may grant Orphan Drug Designation (“ODD”), to a pharmaceutical product intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making a pharmaceutical product available in the United States for this type of disease or condition will be recovered from sales of the product. ODD must be requested before submitting an NDA. After the FDA grants ODD, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. ODD does not convey any advantage in or shorten the duration of the regulatory review and approval process.

If a product that has ODD receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications to market the same pharmaceutical product for the same indication for seven years, except in limited circumstances, such as not being able to supply the product for patients or showing clinical superiority to the product with orphan exclusivity.

Competitors, however, may receive approval of different products for the indication for which the orphan product has exclusivity or obtain approval for the same product but for a different indication for which the orphan product has exclusivity. Orphan product exclusivity also could block the approval of one of our products for seven years if a competitor obtains approval of the same pharmaceutical product as defined by the FDA or if our product candidate is determined to be contained within the competitor’s product for the same indication or disease. If a pharmaceutical product designated as an orphan product receives marketing approval for an indication broader than what is designated, it may not be entitled to orphan product exclusivity.

Expedited Review and Approval Programs

The FDA has various programs, including Fast Track designation, priority review, accelerated approval, and breakthrough therapy designation, that are intended to expedite or simplify the process for the development and FDA review of pharmaceutical products that are intended for the treatment of serious or life-threatening diseases or conditions and demonstrate the potential to address unmet medical needs. The purpose of these programs is to provide important new pharmaceutical products to patients earlier than under standard FDA review procedures. To be eligible for a Fast Track designation, the FDA must determine, based on the request of a sponsor, that a pharmaceutical product is intended to treat a serious or life-threatening disease or condition and demonstrates the potential to address an unmet medical need. The FDA will determine that a product will fill an unmet medical need if it will provide a therapy where none exists or provide a therapy that may be potentially superior to existing therapy based on efficacy or safety factors. In addition to other benefits, such as the ability to have greater interactions with the FDA, the FDA may initiate review of sections of a Fast Track NDA before the application is complete, a process known as rolling review.

The FDA may grant priority review designation to pharmaceutical products that treat a serious condition and, if approved, would provide a significant improvement in safety or effectiveness. A priority review means that the goal for the FDA to review an application is six months, rather than the standard review of ten months under current PDUFA guidelines. Most products that are eligible for Fast Track designation may also be considered appropriate to receive a priority review. In addition, pharmaceutical products that are studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may receive accelerated approval and may be approved on the basis of adequate and well-controlled clinical trials establishing that the pharmaceutical product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA may require a sponsor of a pharmaceutical product receiving accelerated approval to perform adequate and well-controlled post-marketing studies to verify and describe the predicted effect on irreversible morbidity or mortality or another clinical endpoint. The FDA may require, as appropriate, that such trials be underway prior to approval or within a specific time period after the date of approval for a product granted accelerated approval. The FDA has increased authority for expedited procedures to withdraw approval of a drug or indication approved under accelerated approval if, for example, the confirmatory trial fails to verify the predicted clinical benefit of the product. In addition, for products being considered for accelerated approval, the FDA generally requires, unless otherwise informed by the agency, that all advertising and promotional materials intended for dissemination or publication within 120 days of marketing approval be submitted to the agency for review during the pre-approval review period.

Moreover, a sponsor can request designation of a product candidate as a “breakthrough therapy.” A breakthrough therapy is defined as a pharmaceutical product that is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the pharmaceutical product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The FDA must take certain actions, such as holding timely meetings and providing advice, intended to expedite the development and review of an application for approval of a breakthrough therapy.

Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or that the time period for FDA review or approval will not be shortened. Furthermore, fast-track designation, priority review, accelerated approval, and breakthrough therapy designation do not change the standards for approval and may not ultimately expedite the development or approval process.

Regulation Outside of the United States

In addition to regulations in the United States, we are subject to a variety of regulations in other jurisdictions governing clinical studies, commercial sales, and distribution of our products. Most countries outside of the United States require that clinical trial applications be submitted to and approved by the local regulatory authority for each clinical study. In the European Union, for example, an application must be submitted to the national competent authority and an independent ethics committee in each country in which we intend to conduct clinical trials, much like the FDA and IRB, respectively. In the European Union, clinical trials of investigational medicinal products are governed by Regulation (EU) No. 536/2014, commonly referred to as the Clinical Trials Regulation, or CTR. Under the CTR, a sponsor seeking to conduct a clinical trial in one or more EU Member States submits a clinical trial application through the Clinical Trials Information System, or CTIS. The application dossier is generally divided into Part I and Part II. Part I includes the scientific and medicinal product documentation and is subject to a coordinated assessment led by a reporting Member State, with input from the other concerned Member States in which the sponsor seeks authorization. Part II includes Member State-specific and patient-facing documentation, such as informed consent materials and certain local regulatory documents, and is assessed separately by each concerned Member State in accordance with its national requirements. Ethics committees continue to play a role in the review process as determined by the national law of each concerned Member State, while the overall procedures, decision-making framework and applicable timelines are established by the CTR. The CTR also provides a harmonized framework for ongoing clinical trial supervision and for the submission of substantial modifications, safety reports and other lifecycle-related communications through CTIS.

In addition, whether or not we obtain FDA approval for a product, we must obtain approval of a product by the comparable regulatory authorities of countries outside the United States before we can commence marketing of the product in those countries. The approval process and requirements vary from country to country, so the number and type of nonclinical, clinical, and manufacturing studies needed may differ, and the time may be longer or shorter than that required for FDA approval.

To obtain regulatory approval of our medicinal products under the European Union regulatory system, we are required to submit a marketing authorization application (“MAA”), to be assessed in the centralized procedure. The centralized procedure allows applicants to obtain a marketing authorization (“MA”) that is valid throughout the European Union, and the additional Member States of the European Economic Area (Iceland, Liechtenstein and Norway) (“EEA”). It is compulsory for medicinal products manufactured using biotechnological processes, orphan medicinal products, advanced therapy medicinal products (gene-therapy, somatic cell-therapy or tissue-engineered medicines) and human products containing a new active substance which is not authorized in the European Union and which is intended for the treatment of HIV, AIDS, cancer, neurodegenerative disorders, auto-immune and other immune dysfunctions, viral diseases or diabetes. The centralized procedure is optional for any other products containing new active substances not authorized in the European Union or for products which constitute a significant therapeutic, scientific, or technical innovation or for which a centralized authorization is in the interests of patients at European Union level. When a company wishes to place on the market a medicinal product that is eligible for the centralized procedure, it sends an application directly to the EMA, to be assessed by the Committee for Medicinal Products for Human Use (“CHMP”). The CHMP is responsible for conducting the assessment of whether a medicine meets the required quality, safety, and efficacy requirements, and whether the product has a positive risk/benefit profile. The procedure results in a European Commission decision, which is valid in all European Union Member States. The centralized procedure is as follows: full copies of the MAA are sent to a rapporteur and a co-rapporteur designated by the competent EMA scientific committee. They coordinate the EMA’s scientific assessment of the medicinal product and prepare draft reports. Once the draft reports are prepared (other experts might be called upon for this purpose), they are sent to the CHMP, whose comments or objections are communicated to the applicant. The rapporteur is therefore the privileged interlocutor of the applicant and continues to play this role even after the MA has been granted.

The rapporteur and co-rapporteur then assess the applicant’s replies, submit them for discussion to the CHMP, and taking into account the conclusions of this debate, prepare a final assessment report. Once the evaluation is completed, the CHMP gives a favorable or unfavorable opinion as to whether to grant the authorization. When the opinion is favorable, it shall include the draft summary of product characteristics (“SmPC”), the package leaflet, and the texts proposed for the various packaging materials. The time limit for the evaluation procedure is 210 days (excluding clock stops, when additional written or oral information is to be provided by the applicant in response to questions asked by the CHMP). The EMA then has fifteen days to forward its opinion to the European Commission, which will make a binding decision on the grant of an MA within 67 days of the receipt of the CHMP opinion.

There are two other procedures in the European Union for the grant of an MA in multiple European Union Member States. The decentralized procedure provides for approval by one or more other, or Concerned, Member States, of an assessment of an application performed by one Member State, known as the Reference Member State. Under this procedure, an applicant submits an application, or dossier, and related materials including a draft SmPC, and draft labeling and package leaflet, to the Reference Member State and Concerned Member States. The Reference Member State prepares a draft assessment and draft of the related materials within 120 days after receipt of a valid application. Within 90 days of receiving the Reference Member State’s assessment report, each Concerned Member State must decide whether to approve the assessment report and related materials. If a Member State cannot approve the assessment report and related materials on the grounds of potential serious risk to public health, the disputed points may eventually be referred to the European Commission, whose decision is binding on all Member States. Where a product has already been authorized for marketing in a European Union Member State, this national MA can be recognized in other Member States through the mutual recognition procedure.

The criteria for designating an “orphan medicinal product” in the European Union are similar in principle to those in the United States. Under Article 3 of Regulation (EC) 141/2000, a medicinal product may be designated as an orphan medicinal product if it is intended for the diagnosis, prevention, or treatment of a life-threatening or chronically debilitating condition that affects no more than five in 10,000 persons in the European Union when the application is made. In addition, orphan designation can be granted if the product is intended for a life threatening, seriously debilitating, or serious and chronic condition in the European Union where, without incentives, it is unlikely that sales of the product in the European Union would be sufficient to justify the necessary investment in its development. Orphan designation is only available if there is no other satisfactory method approved in the European Union of diagnosing, preventing, or treating the applicable orphan condition or, if such a method exists, the proposed orphan medicinal product would be of significant benefit to patients affected by such condition, as defined in Regulation (EC) 847/2000.

Orphan designation provides opportunities for fee reductions, protocol assistance, and access to the centralized procedure. Fee reductions are limited to the first year after an MA, except for small and medium enterprises. In addition, if a product which has an orphan designation subsequently receives a centralized MA for the indication for which it has such designation, the product is entitled to orphan market exclusivity, which means the EMA may not approve any other application to market a similar medicinal product for the same indication for a period of ten years. A “similar medicinal product” is defined as a medicinal product containing a similar active substance or substances as contained in an authorized orphan medicinal product, and which is intended for the same therapeutic indication. The exclusivity period may be reduced to six years if, at the end of the fifth year, it is shown that the designation criteria are no longer met, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity. Additionally, an MA may be granted to a similar medicinal product for the same indication at any time if:

•	the second applicant can establish that its product, although similar to the authorized product, is safer, more effective or otherwise clinically superior;

•	the MA holder of the authorized product consents to a second orphan medicinal product application; or

•	the MA holder of the authorized product cannot supply enough orphan medicinal product.

A pediatric investigation plan (“PIP”) in the European Union is aimed at ensuring that the necessary data are obtained to support the authorization of a medicine for children, through studies in children. All applications for MAs for new medicines have to include the results of studies as described in an agreed PIP, unless the medicine is exempt because of a deferral or waiver. This requirement also applies when an MA holder wants to add a new indication, pharmaceutical form, or route of administration for a medicine that is already authorized and covered by intellectual property rights. Several rewards and incentives for the development of pediatric medicines for children are available in the European Union. Medicines authorized across the European Union with the results of studies from a PIP included in the product information are eligible for an extension of their supplementary protection certificate (“SPC”) by six months (provided an application for such extension is made at the same time as filing the SPC application for the product, or at any point up to two years before the SPC expires). This is the case even when the studies’ results are negative. For orphan medicinal products, the incentive is an additional two years of market exclusivity. Scientific advice and protocol assistance at the EMA are free of charge for questions relating to the development of pediatric medicines. Medicines developed specifically for children that are already authorized but are not protected by a patent or supplementary protection certificate are eligible for a pediatric-use MA (“PUMA”). If a PUMA is granted, the product will benefit from ten years of market protection as an incentive.

In March 2016, the EMA launched an initiative, the PRIority Medicines (“PRIME”) scheme, to facilitate development of product candidates in indications, often rare, for which few or no therapies currently exist. The PRIME scheme is intended to encourage development of products in areas of unmet medical need and provides accelerated assessment of products representing substantial innovation reviewed under the centralized procedure. Products from small- and medium-sized enterprises may qualify for earlier entry into the PRIME scheme than larger companies on the basis of compelling non-clinical data and tolerability data from initial clinical trials. Many benefits accrue to sponsors of product candidates with PRIME designation, including but not limited to, early and proactive regulatory dialogue with the EMA, frequent discussions on clinical trial designs and other development program elements, and potentially accelerated MAA assessment once a dossier has been submitted. Importantly, once a candidate medicine has been selected for the PRIME scheme, a dedicated contact and rapporteur from the CHMP or from the Committee for Advanced Therapies (“CAT”) are appointed early in the PRIME scheme facilitating increased understanding of the product at EMA’s committee level. An initial meeting with the CHMP/CAT rapporteur initiates these relationships and includes a team of multidisciplinary experts at the EMA to provide guidance on the overall development and regulatory strategies. PRIME eligibility does not change the standards for product approval, and there is no assurance that any such designation or eligibility will result in expedited review or approval.

The aforementioned European Union rules are generally applicable in the EEA. The United Kingdom left the European Union on January 31, 2020, and the United Kingdom and the European Union have concluded a trade and cooperation agreement (“TCA”) which was provisionally applicable since January 1, 2021 and has been formally applicable since May 1, 2021.

The TCA includes specific provisions concerning pharmaceuticals, which include the mutual recognition of GMP, inspections of manufacturing facilities for medicinal products and GMP documents issued, but does not provide for wholesale mutual recognition of United Kingdom and European Union pharmaceutical regulations. At present, Great Britain has implemented European Union legislation on the marketing, promotion and sale of medicinal products through the Human Medicines Regulations 2012 (as amended). Except with respect to the new European Union Clinical Trials Regulation, the regulatory regime in Great Britain largely aligns with current European Union medicines regulations. However, it is possible that these regimes will diverge more significantly in the future now that Great Britain’s regulatory system is independent from the European Union and the TCA does not provide for mutual recognition of United Kingdom and European Union pharmaceutical legislation. However, notwithstanding that there is no wholesale recognition of European Union pharmaceutical legislation under the TCA, under a new framework mentioned below which will be put in place by the Medicines and Healthcare products Regulatory Agency (“MHRA”), the United Kingdom’s medicines regulator (MHRA) has stated that, beginning in January 1, 2024, it will take into account decisions on the approval of MAs from the EMA (and certain other regulators) when considering an application for a Great Britain MA.

On February 27, 2023, the United Kingdom government and the European Commission announced a political agreement in principle to replace the Northern Ireland Protocol with a new set of arrangements, known as the “Windsor Framework”. This new framework fundamentally changes the existing system under the Northern Ireland Protocol, including with respect to the regulation of medicinal products in the United Kingdom. In particular, the MHRA will be responsible for approving all medicinal products destined for the United Kingdom market (i.e., Great Britain and Northern Ireland), and the EMA will no longer have any role in approving medicinal products destined for Northern Ireland. A single United Kingdom-wide MA will be granted by the MHRA for all medicinal products to be sold in the United Kingdom, enabling products to be sold in a single pack and under a single authorization throughout the United Kingdom. The Windsor Framework was approved by the European Union-United Kingdom Joint Committee on March 24, 2023, so the United Kingdom government and the European Union will enact legislative measures to bring it into law.

The MHRA has introduced changes to national licensing procedures, including procedures to prioritize access to new medicines that will benefit patients, an accelerated assessment procedure and new routes of evaluation for novel products and biotechnological products. All existing European Union MAs for centrally authorized products were automatically converted (grandfathered) into United Kingdom MAs free of charge on January 1, 2021. For a period of three years from January 1, 2021, the MHRA could rely on a decision taken by the European Commission on the approval of a new MA in the centralized procedure, in order to more quickly grant a new Great Britain MA. A separate application will, however, still be required. On January 24, 2023, the MHRA announced that a new international recognition framework would be put in place beginning January 1, 2024, which would have regard to decisions on the approval of MAs made by the EMA and certain other regulators when determining an application for a new Great Britain MA.

There is now no pre-MA orphan designation in Great Britain. Instead, the MHRA reviews applications for orphan designation in parallel to the corresponding MAA. The criteria are essentially the same, but have been tailored for the Great Britain market, i.e., the prevalence of the condition in Great Britain (rather than the European Union) must not be more than five in 10,000. Should an orphan designation be granted, the period or market exclusivity will be set from the date of first approval of the product in Great Britain or the European Union, wherever is earliest.

Healthcare Laws and Regulations

Health care providers, including physicians, and third-party payors play a primary role in the recommendation and prescription of drug products that are granted marketing approval. Arrangements with providers, consultants, third-party payors and customers are subject to broadly applicable fraud and abuse, anti-kickback, false claims laws, patient privacy laws and regulations and other health care laws and regulations that may constrain business and/or financial arrangements. Restrictions under applicable federal and state health care laws and regulations include the following:

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the federal Anti-Kickback Statute, which prohibits, among other things, persons and entities from knowingly and willfully soliciting, offering, paying, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made, in whole or in part, under a federal health care program such as Medicare and Medicaid;

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the federal civil and criminal false claims laws, including the civil False Claims Act, and civil monetary penalties laws, which prohibit individuals or entities from, among other things, knowingly presenting, or causing to be presented, directly or indirectly, to the federal government, claims for payment that are false, fictitious or fraudulent or knowingly making, using or causing to made or used a false record or statement to avoid, decrease or conceal an obligation to pay money to the federal government;

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the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) which created additional federal criminal laws that prohibit, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any health care benefit program or making false statements relating to health care matters;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), and their respective implementing regulations, including the Final Omnibus Rule published in January 2013, which impose obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

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the federal false statements statute, which prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for health care benefits, items or services;

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the Foreign Corrupt Practices ACT (“FCPA”) which prohibits companies and their intermediaries from making, or offering or promising to make improper payments to non-U.S. officials for the purpose of obtaining or retaining business or otherwise seeking favorable treatment;

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the federal transparency requirements known as the federal Physician Payments Sunshine Act, enacted as part of the Patient Protection and Affordable Health Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “ACA”), which requires certain manufacturers of drugs, devices, biologics and medical supplies to report annually to the Centers for Medicare & Medicaid Services within the United States Department of Health and Human Services, information related to payments and other transfers of value made by that entity to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members; and

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analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, which may apply to health care items or services that are reimbursed by non-government third-party payors, including private insurers.

Additionally, some state and local laws require certain regulatory licenses to manufacture or distribute our products commercially and/or the registration of pharmaceutical sales representatives in the jurisdiction. Further, some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring manufacturers to report information related to payments to physicians and other health care providers or marketing expenditures. State and foreign laws also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Violations of such laws may result in significant penalties, including criminal, civil and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government healthcare programs, contractual damages, reputational harm, integrity oversight and reporting obligations, diminished profits and future earnings, and the curtailment or restructuring of operations.

Pharmaceutical Coverage, Pricing and Reimbursement

The availability and adequacy of coverage and reimbursement by governmental healthcare programs such as Medicare and Medicaid, private health insurers and other third-party payors are essential for most patients to be able to afford prescription medications such as our product candidates, if approved. Our ability to achieve acceptable levels of coverage and reimbursement for products by governmental authorities, private health insurers and other organizations will have an effect on our ability to successfully commercialize our product candidates. Obtaining coverage and adequate reimbursement for our products may be particularly difficult because of the higher prices often associated with drugs administered under the supervision of a physician. Even if we obtain coverage for our product candidates by a third-party payor, the resulting reimbursement payment rates may not be adequate or may require co-payments that patients find unacceptably high. For products administered under the supervision of a physician, obtaining coverage and adequate reimbursement may be particularly difficult because of the higher prices often associated with such drugs. Additionally, separate reimbursement for the product itself or the treatment or procedure in which the product is used may not be available, which may impact physician utilization. We cannot be sure that coverage and reimbursement in the United States, the EU or elsewhere will be available for our product candidates or any product that we may develop, and any reimbursement that may become available may be decreased or eliminated in the future.

Third-party payors increasingly are challenging prices charged for pharmaceutical products, and many third-party payors may refuse to provide coverage and reimbursement for particular drugs when an equivalent generic drug or a less expensive therapy is available. It is possible that a third-party payor may consider our product candidates as substitutable and only offer to reimburse patients for the cost of the less expensive product. Even if we show improved efficacy or improved convenience of administration with our product candidates, pricing of existing third-party therapeutics may limit the amounts we will be able to charge for our product candidates. These payors may deny or revoke the reimbursement status of a given product or establish prices for new or existing marketed products at levels that are too low to enable us to realize an appropriate return on our investment in our product candidates. If reimbursement is not available or is available only at limited levels, we may not be able to successfully commercialize our product candidates and may not be able to obtain a satisfactory financial return on our investment in the development of product candidates.

There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products. In the United States, third-party payors, including private and governmental payors, such as the Medicare and Medicaid programs, play an important role in determining the extent to which new drugs will be covered. The Medicare and Medicaid programs increasingly are used as models in the United States for how private payors and other governmental payors develop their coverage and reimbursement policies for drug. Some third-party payors may require pre-approval of coverage for new or innovative devices or drug therapies before they will reimburse healthcare providers who use such therapies. We cannot predict at this time what third-party payors will decide with respect to the coverage and reimbursement for our product candidates.

Further, the U.S. Department of Health and Human Services (“HHS”), imposes rebates on many Medicare Part B and Medicare Part D products to penalize price increases that outpace inflation on an annual basis. HHS has also been empowered to negotiate the price of certain single-source drugs that have been on the market for at least seven (7) years covered under Medicare as part of the Medicare drug price negotiation program. Each year up to twenty (20) products will be selected by HHS for the Medicare drug price negotiation program. Products subject to the Medicare drug price negotiation program are expected to experience a significant reduction in reimbursement from the Medicare program on a per unit basis.

No uniform policy for coverage and reimbursement for products exists among third-party payors in the United States. Therefore, coverage and reimbursement for products can differ significantly from payor to payor. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our product candidates to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. Furthermore, rules and regulations regarding reimbursement change frequently, in some cases on short notice, and we believe that changes in these rules and regulations are likely.

Outside the United States, international operations are generally subject to extensive governmental price controls and other market regulations, and we believe the increasing emphasis on cost-containment initiatives in Europe and other foreign jurisdictions have and will continue to put pressure on the pricing and usage of our product candidates. In many countries, the prices of medical products are subject to varying price control mechanisms as part of national health systems. Other countries allow companies to fix their own prices for medical products but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amounts that we are able to charge for our product candidates. Accordingly, in markets outside the United States, the reimbursement for our product candidates may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenue and profits.

Moreover, increasing efforts by governmental and third-party payors in the United States and abroad to cap or reduce healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for newly approved products, and, as a result, they may not cover or provide adequate payment for our product candidates. We expect to experience pricing pressures in connection with the sale of our product candidates due to the trend toward managed health care, the increasing influence of health maintenance organizations and additional legislative changes. The downward pressure on healthcare costs in general, particularly prescription drugs has become intense. As a result, increasingly high barriers are being erected to the entry of new products.

Healthcare Reform

In the United States, the EU and other jurisdictions, there have been, and we expect there will continue to be, a number of legislative and regulatory changes and proposed changes to the healthcare system that could affect our future results of operations. In particular, there have been and continue to be a number of initiatives at the U.S. federal and state levels that seek to reduce healthcare costs and improve the quality of healthcare. For example, in March 2010, the ACA was enacted, which substantially changed the way healthcare is financed by both governmental and private insurers. Since its enactment, there have been amendments and judicial, Congressional and executive branch challenges to certain aspects of the ACA. For example, on July 4, 2025, the One Big Beautiful

Bill Act (the “OBBBA”), was signed into law, which narrowed access to ACA marketplace exchange enrollment and declined to extend the ACA enhanced advanced premium tax credits that expired at the end of 2025, which, among other provisions in the law, are anticipated to reduce the number of Americans with health insurance. The OBBBA also is expected to reduce Medicaid spending and enrollment by implementing work requirements for some beneficiaries, capping state-directed payments, reducing federal funding, and limiting provider taxes used to fund the program. Congress is considering proposed legislation intended to further reduce healthcare costs with alternatives to replace the expired ACA subsidies. We expect that additional U.S. federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that the U.S. federal government will pay for healthcare products and services, which could result in reduced demand for our product candidates or additional pricing pressures.

Other legislative changes have been proposed and adopted in the United States since the ACA was enacted. These changes include aggregate reductions to Medicare payments to providers of 2% per fiscal year, which began in 2013 and will remain in effect until 2032 unless additional Congressional action is taken.

The current administration is pursuing policies to reduce regulations and expenditures across government agencies including at HHS, the FDA, the U.S. Centers for Medicare and Medicaid Services (“CMS”) and related agencies. These actions, presently directed by executive orders or memoranda from the Office of Management and Budget, may propose policy changes that create additional uncertainty for our business. For example, the current administration has announced agreements with several pharmaceutical companies that require the drug manufacturers to offer, through a direct to consumer platform (“TrumpRx”) U.S. patients and Medicaid programs prescription drug Most-Favored Nation pricing equal to or lower than those paid in other developed nations, with additional mandates for direct-to-patient discounts and repatriation of foreign revenues. Other recent actions, for example, include (1) directing agencies to reduce agency workforce and cut programs; (2) directing HHS and other agencies to lower prescription drug costs through a variety of initiatives; (3) imposing tariffs on certain imported pharmaceutical products; and (4) as part of the Make America Healthy Again (“MAHA”) Commission’s Strategy Report released in September 2025, working across government agencies to increase enforcement on direct-to-consumer pharmaceutical advertising. Additionally, the current administration recently called on Congress to enact “The Great Healthcare Plan,” to codify and expand Most-Favored Nation pricing, lower government subsidies to private insurance companies, increase healthcare price transparency, expand pharmaceutical drugs available for over-the-counter purchase, and enact restrictions on pharmacy benefit manager (“PBM”) payment methodologies, among other things. These actions and policies may significantly reduce U.S. drug prices, potentially impacting manufacturers’ global pricing strategies and profitability, while increasing their operational costs and compliance risks. In June 2024, the U.S. Supreme Court’s Loper Bright decision greatly reduced judicial deference to regulatory agencies, which could increase successful legal challenges to federal regulations affecting our operations. Congress may introduce and ultimately pass health care related legislation that could impact the drug approval process and make changes to the Medicare drug price negotiation program.

Individual states in the United States have also become increasingly active in passing legislation and implementing regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. Legally mandated price controls on payment amounts by third-party payors or other restrictions could materially and adversely affect our business, financial condition, results of operations and prospects. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. This could reduce the ultimate demand for our product candidates or put pressure on our product pricing. We expect that additional federal, state, and foreign healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in limited coverage and reimbursement and reduced demand for our products, if approved.

Data Privacy

In the ordinary course of our business, we process personal or sensitive data, including data related to participants in clinical trials. Accordingly, we are, and may in the future become, subject to numerous data privacy and security obligations, including federal, state, local, and foreign laws, regulations, guidance, and industry standards related to data privacy, security, and protection. We are, or may become, subject to various U.S. federal and state consumer protection laws which require us to publish statements that accurately and fairly describe how we handle personal data and choices individuals may have about the way we handle their personal data.

Numerous U.S. states have enacted comprehensive consumer privacy laws that impose certain obligations on covered businesses, including providing specific disclosures in privacy notices and affording residents with certain rights concerning their personal data. As applicable, such rights may include the right to access, correct, or delete certain personal data, and to opt-out of certain data processing activities. Generally, the U.S. state comprehensive consumer privacy laws exempt some data processed in the context of clinical trials, but these developments may further complicate compliance efforts, as the exercise of these rights may impact our business. Certain states also impose stricter requirements for processing certain personal data, including sensitive information, such as conducting data privacy impact assessments. These state laws allow for statutory fines for noncompliance and private actions in certain circumstances. Outside the United States, there exist data protection laws such as the European Union’s General Data Protection Regulation 2016/679 (“EU GDPR”), under which companies, have compliance obligations and in the event of non-compliance with relevant obligations, may face, among other consequences, temporary or definitive bans on data processing and other corrective actions; monetary fines; and private litigation.

Employees and Human Capital Resources

As of May 31, 2026, we had 16 employees, all of whom were full-time and 6 of whom were engaged in research and development activities. 4 of our employees hold Ph.D. or M.D. degrees. None of our employees are represented by a labor union or covered under a collective bargaining agreement.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees, advisors and consultants. The principal purposes of our equity and cash incentive plans are to attract, retain and reward personnel through the granting of stock-based and cash-based compensation awards, in order to increase stockholder value and the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives.

Facilities

Our corporate headquarters are currently located in South San Francisco, California, where we signed a lease agreement for a smaller office space that expires in November 2026. We believe that our existing facilities are adequate to meet our current needs, and that suitable additional or alternative spaces will be available in the future on commercially reasonable terms.

Legal Proceedings

From time to time, we may be subject to legal proceedings or be subject to claims arising in the ordinary course of business. We are not currently a party to or aware of any proceedings that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or results of operations. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

Corporate Information

We were incorporated in Delaware on June 20, 2012. Effective August 1, 2022, the Company, previously named Cortexyme, Inc., changed its name to Quince Therapeutics, Inc. Our principal executive offices are located at 611 Gateway Blvd, Suite 273, South San Francisco, CA 94080, and our general telephone number is (415) 910-5717. Our website address is www.quincetx.com. The reference to our website is an inactive textual reference only and the information contained in, or that can be accessed through, our website is not incorporated herein.

We file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other information with the SEC. Our filings with the SEC are available free of charge on the SEC’s website at www.sec.gov and on our website under the “Investors” tab as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.